Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-54524) pertaining to the 2000 Long-Term Stock Incentive Plan, the Outside Directors’ Compensation Plan and the Genuity Savings Plan of Genuity Inc. and in the Registration Statement (Form S-8 No. 333-73708) pertaining to the Genuity Inc. Executive Deferral Plan of our report dated May 23, 2003, with respect to the consolidated financial statements of Genuity Inc. included in the Current Report on Form 8-K of Genuity Inc. dated June 12, 2003.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 6, 2003